Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230 Minneapolis, MN 55437

NEWS	FOR IMMEDIATE RELEASE

FASTENTECH, INC. ANNOUNCES TENDER OFFER FOR ITS 11 1/2 % SENIOR

SUBORDINATED NOTES DUE 2011

Minneapolis, Minnesota – March 22, 2007 – FastenTech, Inc. (the “Company”) today commenced a tender offer to purchase for cash any and all of its outstanding 11 1/2% Senior Subordinated Notes due 2011 (CUSIP Numbers 31188BAC8 and 31188BAA2) (the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated March 22, 2007 (the “Statement”). In connection with the tender offer, the Company is soliciting consents to certain proposed amendments to the indenture governing the Notes (the “Indenture”).

If all conditions to the tender offer and consent solicitation are satisfied, holders of the Notes who validly tender their Notes pursuant to the tender offer and validly deliver their consents pursuant to the consent solicitation by 5:00 p.m., New York City time, on April 5, 2007, unless such date is extended or earlier terminated by the Company (the “Consent Date”), and do not validly withdraw their Notes or revoke their consents by such date, will be paid a total consideration of $1,061.25 for each $1,000 principal amount of the Notes. In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the applicable date of payment.

In connection with the tender offer, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the Indenture. The Company is offering to make a cash consent payment of $20.00 per $1,000 principal amount of the Notes (which is included in the total consideration for the Notes described above) to holders who validly tender (and do not validly withdraw) their Notes and deliver (and do not revoke) their consents prior to the Consent Date. Holders who validly tender their Notes after the Consent Date will not receive the consent payment and, therefore, their tender consideration shall be $1,041.25 for each $1,000 principal amount of the Notes. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes.

The tender offer is scheduled to expire at 12:00 Midnight, New York City time, on April 18, 2007, unless otherwise extended or earlier terminated by the Company (the “Expiration Date”). Subject to the terms and conditions of the tender offer, payment for any Notes tendered will be made promptly after the Early Acceptance Date (as defined in the Statement) or the Final Acceptance Date (as defined in the Statement), as applicable.

The tender offer is conditioned on, among other things, the following:

•	there being validly tendered prior to the Expiration Date and not validly withdrawn at least a majority in aggregate principal amount of Notes outstanding;

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the receipt of consents of holders of at least a majority of the then aggregate outstanding principal amount of the Notes with respect to, and execution of a supplemental indenture providing for, the proposed amendments to the Indenture; and

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the consummation of the proposed merger of FasTech, Inc. (the Company is a wholly owned subsidiary of FasTech, Inc.) with Dundee MergerCo, Inc., an affiliate of Doncasters Group Ltd., on or prior to the Expiration Date.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the tender offer and the consent solicitation are set forth in the Statement.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation should be directed to Credit Suisse at 212-325-7596 (Collect).

Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 48 Wall Street, New York, NY 10005, banks and broker call (212) 269-5550 (Collect) and all others call 800-290-6429 (Toll Free).

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that support critical applications in a broad range of end-markets, including the power generation, industrial, military, construction, medium- heavy duty truck, recreational and automotive/ light truck markets. For more information about the Company, please visit: www.fastentech.com.

Note regarding forward looking statements: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read this press release in conjunction with the Company’s documents filed with the Securities Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. Forward-looking statements are identified by such forward-looking terms as “may,” “will,” “could,” “should,” “seeks,” “intends,” “estimates,” “guidance,” “expects,” “believes,” “anticipates” or “plans” or the negative thereof or other comparable terms, or by discussions of strategy, plans or intentions. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans and objectives will be achieved. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings which can be viewed on the Company’s website at www.fastentech.com or at www.sec.gov.

Company Contacts:	Michael R. Elia, Senior VP and CFO	Mike Vanyo, VP and Corporate Controller
	(952) 921-2091	(952) 921-2092

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